EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement to Form 1-A of our audit report dated November 13, 2025, with respect to the balance sheets of Quantum Genesis AI Corp. as of July 31, 2025 and 2024, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended July 31, 2025. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Fruci & Associates II, PLLC

PCAOB ID #05525

Spokane, Washington

October 8, 2026